Exhibit 3.1

Certificate of Ownership and Merger

Merging

Yellow Corporation

with and into

YRC Worldwide Inc.

February 1, 2021

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), YRC Worldwide Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following information relating to the merger (the “Merger”) of Yellow Corporation, a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

1.The Corporation was incorporated on January 28, 1983, under and pursuant to the DGCL.

2.The Subsidiary was incorporated on December 29, 2020, under and pursuant to the DGCL.

3.The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

4.The Board of Directors of the Corporation, by resolutions duly adopted at a meeting held on January 21, 2021 and attached hereto as Exhibit A, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

5.The Corporation shall be the surviving corporation of the Merger.

6.Pursuant to Section 253(b) of the DGCL, the name of the Corporation shall be amended upon the effectiveness of the Merger to be “Yellow Corporation.”

7.The Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation, except that Article I shall be amended to read in its entirety as follows:

“FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is Yellow Corporation.”

8.This Certificate of Ownership and Merger and the Merger shall become effective on February 4, 2021.

[signature page follows]

Certificate of Ownership and MergerPage 1

In Witness Whereof, Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer, as of the date first written above.

YRC Worldwide Inc.

By: /s/ Leah K. Dawson

Print: Leah K. Dawson

Title: Executive Vice President, General       Counsel & Secretary

Certificate of Ownership and MergerSignature Page

EXHIBIT A

YRC WORLDWIDE INC.

Resolutions of the board of Directors

January 21, 2021

Subsidiary Merger and Company Name Change

WHEREAS, the Board has determined that it is in the best interests of YRC Worldwide Inc. (the “Company”) to change the name of the Company to Yellow Corporation;

WHEREAS, the Company owns all of the issued and outstanding shares of capital stock of Yellow Corporation, a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board has determined that it is in the best interests of the Company to merge the Subsidiary with and into the Company, and then amend the Certificate of Incorporation to change the name of the Company to Yellow Corporation.

NOW, THEREFORE, BE IT RESOLVED, that the Subsidiary be merged with and into the Company pursuant to Section 253 of the Delaware General Corporation Law (the “Merger”), so that the separate existence of the Subsidiary shall cease as soon as the Merger shall become effective, and the Company shall continue as the surviving corporation;

FURTHER RESOLVED, that each share of common stock of the Subsidiary issued and outstanding immediately prior to the effectiveness of the Merger shall automatically be cancelled and retired and shall cease to exist;

FURTHER RESOLVED, that (i) the Certificate of Incorporation of the Company, as in effect immediately prior to the Merger (the “Certificate of Incorporation”), shall be the Certificate of Incorporation of the surviving corporation, except that the First Article shall be amended to read in its entirety as follows:

“FIRST: The name of the corporation is Yellow Corporation (the “Corporation”).”

and (ii) the Certificate of Incorporation, as so amended, be and hereby is, amended and restated in its entirety to reflect the foregoing change, and no other changes, and, as restated may be set forth and certified as the complete and current Certificate of Incorporation.

FURTHER RESOLVED, that that any of the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer, the Secretary, and any Assistant Secretary (collectively, the “Authorized Officers”) be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing; and

FURTHER RESOLVED, that, effective only upon the effectiveness of the Merger, (i) the Second Amended and Restated Bylaws of the Company be, and hereby are, amended to change the title of the bylaws to “Second Amended and Restated Bylaws of Yellow Corporation,” and (ii) the Second Amended and Restated Bylaws of the Company, as so amended, be and hereby are, amended and restated in their entirety to reflect the foregoing change of title, and no other changes, and, as restated may be set forth and certified as the complete and current bylaws of the Company.

Certificate of Ownership and MergerExhibit A